Value Line, Inc.
220 East 42nd Street
New York, NY 10017

For Immediate Release	Contact: Howard A. Brecher
October 22, 2010	Value Line, Inc.
NEWS RELEASE	(212) 907-1500

VALUE LINE, INC. ANNOUNCES SPECIAL DIVIDEND OF $2.00 PER SHARE IN
LIEU OF REGULAR QUARTERLY DIVIDEND OF $0.20 PER SHARE

NEW YORK, October 22, 2010 /PRNewswire-FirstCall/ — (Nasdaq: VALU - News)

New York, NASDAQ – (VALU) Value Line, Inc., a leading New York-based publishing and investment management company, announced today that its Board of Directors approved on October 21, 2010 a special dividend of $2.00 per common share of Value Line, payable on November 12, 2010 to shareholders of record on November 1, 2010.  The special dividend is a qualified dividend and is being paid in lieu of Value Line’s regular quarterly dividend of $0.20 per common share of Value Line.

About Value Line

Value Line, Inc. is a leading New York based publishing and investment management company. Value Line believes The Value Line Investment Survey is one of the most widely read independent investment publications. Value Line also produces and publishes other proprietary investment periodicals in both print and electronic formats. Value Line has copyright data, which it distributes under copyright agreements for fees including certain proprietary ranking system information and other proprietary information used in third party products, and provides investment management services to the Value Line family of no-load mutual funds and institutional and individual portfolios.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report may contain statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

•	dependence on key personnel;
•	maintaining revenue from subscriptions for Value Line’s products;
•	protection of intellectual property rights;
•	changes in market and economic conditions;

•	fluctuations in Value Line's assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors;
•	dependence on Value Line Funds for investment management and related fees;
•	competition in the fields of publishing, copyright data and investment management;
•	the impact of government regulation on Value Line's business and the uncertainties of litigation and regulatory proceedings;
•	terrorist attacks; and
•
other risks and uncertainties, including but not limited to the risks described in Item 1A, “Risk Factors” of Value Line’s Annual report on Form 10-K for the year ended April 30, 2010, and other risks and uncertainties from time to time.

Any forward-looking statements are made only as of the date hereof, and Value Line undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.